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                                                                    Exhibit 99.1

                                                                        National
                                                                        Steel
--------------------------------------------------------------------------------
                                                National Steel Corporation
                                                4100 Edison Lakes Parkway
                                                Mishawaka, IN 46545
                                                (219) 273-7000

NEWS RELEASE
------------

Media Contact:       Clarence J. Ehlers
                     (219) 273-7327

Analyst and          Joseph A. Rainis
Investor Contact:    (219) 273-7158


            NATIONAL STEEL ANNOUNCES RESULTS FOR SECOND QUARTER 2000


Mishawaka, IN, July 26, 2000 -- National Steel Corporation (NYSE: NS) today reported a net loss of $5.0 million, or $0.12 per diluted common share, for the second quarter of 2000. This compares to a net loss of $4.6 million or $0.11 per diluted common share, for the same period of 1999. Net sales for the quarter increased to $772.4 million on shipments of 1,631,000 tons compared to $707.3 million on shipments of 1,471,000 tons for the second quarter of 1999. The second quarter 2000 results include a gain of $15.1 million from the sale of the Company's 30% interest in the Presque Isle Corporation.

For the first half of 2000 the Company reported net income of $0.3 million or $0.01 per diluted common share, as compared to a net loss of $28.7 million, or $0.69 per diluted common share, for the first half of 1999. Net sales increased approximately 16% in the first half of 2000 to $1.58 billion on shipments of 3,411,000 tons compared to net sales of $1.37 billion on shipments of 2,861,000 tons for the same period last year.

"The unanticipated extension of our planned outages combined with the fire at our Great Lakes Caster adversely impacted our second quarter results. As these issues have been concluded we will now continue our cost reduction efforts," said Chairman and Chief Executive Officer Yutaka Tanaka. "We succeeded in improving our shipments in value added products and the successful start-up of our new hot dip galvanizing facility will allow us to further improve our product mix in the future," concluded the chief executive.

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                                                                    Exhibit 99.1

FINANCIAL POSITION AND LIQUIDITY

Total liquidity from cash and available short-term borrowing facilities amounted to $391 million at June 30, 2000. During June 2000 the Company received $16.4 million in gross cash proceeds from the sale of Presque Isle Corporation. Capital expenditures for the first half of 2000 totaled $93.4 million primarily related to the new hot dip galvanizing facility at our Great Lakes Operations and the scheduled B Blast Furnace reline at the same location.

OTHER MATTERS

On June 24, 2000 the Company successfully started-up the new hot dip galvanizing facility at the Great Lakes Operations. When fully operational, the facility will produce 450,000 tons of coated material annually to service the automotive industry with quality exposed material.

In June 2000, the Company received the prestigious "Partner" award from John Deere Harvester Works, which comes from the agricultural division's Achieving Excellence program. It is the highest ranking a supplier can earn. The focus of the program is on quality, delivery, technical assistance and cost management.


National Steel will be hosting a conference call to discuss second quarter results on Thursday, July 27, 2000 at 2:00 p.m. EDT. Investors will have the opportunity to listen to the conference call over the Internet at http://videonewswire.com/NATIONAL/072700/ or you may go directly to our website at www.nationalsteel.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

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                                                                    Exhibit 99.1

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1999.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 9,200 employees. Visit National Steel's website at:
www.nationalsteel.com.

The Company's consolidated statements of income, condensed balance sheets and statements of cash flows follow:

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                                                                    Exhibit 99.1

NATIONAL STEEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

                                                               Three Months              Six Months
                                                              Ended June 30,           Ended June 30,
                                                            -------------------     ---------------------
                                                             2000        1999         2000         1999
                                                            -------     -------     --------     --------
Net sales                                                   $ 772.4     $ 707.3     $1,580.2     $1,365.2
Cost of products sold                                         709.7       633.6      1,428.1      1,240.4
Selling, general and administrative expense                    36.7        35.6         74.7         75.3
Depreciation                                                   40.8        35.5         78.6         68.1
Equity (income) loss of affiliates                             (1.4)       (0.3)        (1.3)        (0.7)
                                                            -------     -------     --------     --------
Income (loss) from operations                                 (13.4)        2.9          0.1        (17.9)
        Other (income) expense
Financing costs (net)                                           6.9         7.7         14.8         13.0
Net gain on disposal of non-core assets                       (15.1)         --        (15.1)        (0.6)
                                                            -------     -------     --------     --------
                                                               (8.2)        7.7         (0.3)        12.4
                                                            -------     -------     --------     --------
Income (loss) before income taxes                              (5.2)       (4.8)         0.4        (30.3)
Income tax provision (credit)                                  (0.2)       (0.2)         0.1         (1.6)
                                                            -------     -------     --------     --------
Net income (loss)                                           $  (5.0)    $  (4.6)    $    0.3     $  (28.7)
                                                            =======     =======     ========     ========
Basic earnings per share:
   Net income (loss)                                        $ (0.12)    $ (0.11)    $   0.01     $  (0.69)
                                                            =======     =======     ========     ========
   Weighted average shares outstanding (in thousands)        41,288      41,288       41,288       41,537
Diluted earnings per share:
   Net income (loss)                                        $ (0.12)    $ (0.11)    $   0.01     $  (0.69)
                                                            =======     =======     ========     ========
   Weighted average shares outstanding (in thousands)        41,288      41,288       41,291       41,537
      Dividends paid per common share outstanding           $  0.07     $  0.07     $   0.14     $   0.14
                                                            =======     =======     ========     ========
Operating Statistics (in thousands of tons):
   Shipments                                                  1,631       1,471        3,411        2,861
   Production                                                 1,646       1,408        3,397        2,910

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                                                                    Exhibit 99.1

NATIONAL STEEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

                            June 30,     December 31,                              June 30,     December 31,
                              2000           1999                                    2000          1999
                            --------     ------------                              --------     ------------
Assets                                                    Liabilities and
                                                          Stockholders'
                                                          Equity
Cash and cash equivalents   $   58.2       $   58.4       Current liabilities      $  591.6        $  597.9
Receivables - net              329.4          322.8       Long-term debt              536.5           555.6
Inventories                    503.4          519.7       Other long-term
Other                           32.8           29.5         liabilities               755.5           713.8
Deferred tax assets             28.2           28.2
                            --------       --------                                --------        --------
  Total current assets         952.0          958.6       Total Liabilities         1,883.6         1,867.3

Property, plant and
  equipment - net            1,460.6        1,446.4       Stockholders' Equity        827.8           833.2
Other assets                   298.8          295.5
                            --------       --------                                --------        --------
                                                          Total Liabilities
Total Assets                $2,711.4       $2,700.5         and Equity             $2,711.4        $2,700.5
                            ========       ========                                ========        ========

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

                                                                       Six Months Ended June 30,
                                                                           2000       1999
                                                                           ----       ----
                Cash provided by (used in) operating
                  activities:
                  Net income (loss)                                       $  0.3     $ (28.7)
                  Depreciation                                              78.6        68.1
                  Changes in assets and liabilities:
                    Receivables                                             (5.1)      (27.1)
                    Inventories                                             16.2         9.6
                    Accounts payable & accrued liabilities                  51.5       (42.5)
                All other                                                  (33.8)       15.7
                                                                          ------     -------
                                                                           107.7        (4.9)
                                                                          ------     -------
                Cash provided by (used in) investing
                  activities:
                  Purchases of property, plant
                    and equipment (net)                                    (86.9)     (130.3)
                  Acquisition of ProCoil                                      --        (7.7)
                  Net proceeds from the sale of assets                      15.5         0.6
                                                                          ------     -------
                                                                           (71.4)     (137.4)
                                                                          ------     -------
                Cash provided by (used in) financing
                  activities:
                  Repayment of debt                                        (30.8)      (28.3)
                  Borrowings - net                                            --       295.4
                  Repurchase of common stock                                  --        (7.9)
                  Common stock dividends                                    (5.7)       (5.8)
                                                                          ------     -------
                                                                           (36.5)      253.4
                                                                          ------     -------
                Increase (decrease) in cash
                  and cash equivalents                                      (0.2)      111.1

                Cash and cash equivalents at
                  the beginning of the period                               58.4       137.9
                                                                          ------     -------
                Cash and cash equivalents at
                  the end of the period                                   $ 58.2     $ 249.0
                                                                          ======     =======
                Noncash investing and financing activities:
                Purchase of equipment through capital leases              $  6.5     $  13.3
                                                                          ======     =======